Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

March 6, 2013

Simulations Plus Reports Preliminary Revenues for

Second Fiscal Quarter FY2013

Revenues Increase 11.7% for New Record Quarter

LANCASTER, CA, March 6, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its second fiscal quarter of fiscal year 2013, ended February 28, 2013 (2QFY13).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated, “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 2QFY13. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the April 14, 2013 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 22nd consecutive profitable quarter
•	Preliminary revenues increased to $3.117 million, compared to $2.789 million in 2QFY12
•	This represents an increase of 11.7% over 2QFY12 and is a new record quarter
•	Approximately 18% of revenues came from new software licenses
•	Approximately 6.4% of revenues came from consulting studies and collaborations
•	Cash as of March 5, 2013 was $10.03 million

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “The second quarter of fiscal year 2013 produced yet another record quarter-over-quarter result, with double-digit growth in revenues according to our preliminary numbers. New software license sales were strong, and our funded consulting contracts and collaborations have progressed smoothly. We remain financially very strong, with our cash at $10.03 million after paying out over $5.5 million in dividends in the past calendar year and $1.1 million in taxes in November, and we continue to have no debt.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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